                                                                   EXHIBIT 99.19

            CERTAIN PORTIONS OF INTERLINK COMPUTER SCIENCES, INC.'S
                   PROXY STATEMENT DATED SEPTEMBER 24, 1998

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of July 31, 1998 by (i) each person known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock, (ii) each director of the Company, (iii) each executive officer named in the Summary Compensation Table below, and (iv) all directors and executive officers as a group. Except as otherwise noted below, the Company knows of no agreements among its stockholders which relate to voting or investment power of its Common Stock.


                                                                        COMMON STOCK    APPROXIMATE
                    FIVE PERCENT STOCKHOLDERS,                          BENEFICIALLY    PERCENTAGE
             DIRECTORS AND CERTAIN EXECUTIVE OFFICERS                      OWNED         OWNED (1)
-------------------------------------------------------------------     ------------   ------------
Franklin Advisory Services, Inc....................................       703,100        8.61%
 One Parker Plaza, 16th Floor
 Fort Lee, NJ 07024
Cisco Systems, Inc.................................................       622,000        7.62%
 170 W. Tasman Drive
 San Jose, CA  95134-1706
Thomson, Horstmann & Bryant, Inc...................................       504,200        6.18%
 Park 80 West, Plaza Two
 Saddlebrook, NJ 07663
ROI Capital Management, Inc........................................       494,400        6.06%
 17 E. Sir Francis Drake Blvd., Suite 225
 Larkspur, CA  94939
Entities affiliated with Advent International Corp. (2)............       447,232        5.48%
 101 Federal Street
 Boston, MA  02110



                                                                        COMMON STOCK    APPROXIMATE
                    FIVE PERCENT STOCKHOLDERS,                          BENEFICIALLY    PERCENTAGE
             DIRECTORS AND CERTAIN EXECUTIVE OFFICERS                      OWNED         OWNED (1)
-------------------------------------------------------------------     ------------   ------------
James A. Barth (3).................................................        16,071           *
Augustus J. Berkeley (4)...........................................        61,046           *
Ronald W. Braniff (5)..............................................        76,813           *
Thomas H. Bredt (6)................................................        22,224           *
Andrew I. Fillat (7)...............................................       455,045           *
Ralph B. Godfrey (8)...............................................         2,813           *
William C. Jones...................................................        11,868           *
Christopher A. Markle (9)..........................................        27,940           *
Michael J. Satterwhite (10)........................................        17,384           *
All Directors and executive officers as a group (10 persons) (11)..       696,204        8.33%
*Less than 1%


 (1) Applicable percentage of ownership is based on 8,163,425 shares of Common Stock outstanding as of July 31, 1998 together with applicable options for such stockholder. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, and includes voting and investment power with respect to shares. Shares of Common Stock subject to options currently exercisable or exercisable within 60 days after July 31, 1998 are deemed outstanding for computing the percentage ownership of the person holding such options, but are not deemed outstanding for computing the percentage ownership of any other person.
 (2) Includes 38,629 shares held by Adtel L.P., 21,461 shares held by Adventact L.P., 861 shares held by Advent International II L.P., 17,169 shares held by Adwest L.P., 322,029 shares held by Global Private

     Equity II L.P. and 47,083 shares held by Golden Gate Development and Investment L.P. (collectively "Advent International").
 (3) Includes 16,071 shares subject to stock options that are exercisable within 60 days of July 31, 1998.
 (4) Includes 55,876 shares subject to stock options that are exercisable within 60 days of July 31, 1998.
 (5) Includes 76,813 shares subject to stock options that are exercisable within 60 days of July 31, 1998.
 (6) Includes 7,813 shares subject to stock options that are exercisable within 60 days of July 31, 1998.
 (7) Includes 7,813 shares subject to stock options that are exercisable within 60 days of July 31, 1998. Also includes 447,232 shares owned by entities affiliated with Advent International, of which Mr. Fillat is a Senior Vice President. Mr. Fillat disclaims beneficial ownership of all such shares held by those entities.
 (8) Includes 2,813 shares subject to stock options that are exercisable within 60 days of July 31, 1998.
 (9) Includes 15,106 shares subject to stock options that are exercisable within 60 days of July 31, 1998.
(10) Includes 16,667 shares subject to stock options that are exercisable within 60 days of July 31, 1998.
(11) Includes 198,972 shares subject to stock options that are exercisable within 60 days of July 31, 1998.

                    EXECUTIVE COMPENSATION AND OTHER MATTERS

EXECUTIVE COMPENSATION

     The following table sets forth all compensation for services rendered in all capacities during the fiscal year ended June 30, 1998 awarded to, earned by, or paid to (i) the Company's Chief Executive Officer and (ii) the Company's other most highly compensated officers whose salary and bonus for such fiscal year exceeded $100,000 and who were serving as an officer of the Company as of the end of such fiscal year (the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE


                                                                            LONG-TERM
                                                                           COMPENSATION
                                                          ANNUAL              AWARDS
                                                      COMPENSATION(1)    ----------------
                                                     ----------------       SECURITIES
                                         FISCAL                             UNDERLYING        ALL OTHER
NAME AND PRINCIPAL POSITION               YEAR      SALARY     BONUS       OPTIONS (#)     COMPENSATION (2)
---------------------------              ------    --------  ----------  ----------------  ----------------
Augustus J. Berkeley (4)...............   1998     $240,283   $ 70,629        367,300(7)        $5,148
 President and Chief Executive Officer    1997      222,817     11,341         65,000            1,099
                                          1996      305,656      8,789         30,000            4,929
Ronald W. Braniff (3)..................   1998       80,500          -         51,750(8)             -
 Former Interim Chief Executive Officer   1997       31,000          -         63,000                -
Christopher A. Markle..................   1998      135,006     48,062         47,500(9)         1,732
 Vice President and Chief Technical       1997      118,834     21,821         22,500              619
    Officer
Michael J. Satterwhite.................   1998      120,019     49,250         50,000(10)        1,053
 Vice President of Human Resources        1997       86,240     26,504         25,000              631
William C. Jones (5)...................   1998      122,751     20,000         60,000(11)        1,187
 Vice President of Marketing
James A. Barth (6).....................   1998       99,487     18,667         90,000              882
 Vice President, Chief
 Financial Officer and Secretary

 (1) In accordance with the rules of the Securities and Exchange Commission, other compensation in the form of perquisites and other personal benefits has been omitted in those cases where the aggregate amount to such perquisites and other personal benefits constituted less than the lesser of $50,000 or 10% of the total annual salary and bonus for the Named Executive Officer for such year.
 (2) Includes premiums paid by the Company on life insurance policies where the Company was not the beneficiary, auto allowances, and travel advances.

 (3) Mr. Braniff assumed the position of Interim Chief Executive Officer from May 1997 to September 1997, and was compensated on a consulting basis for that period.
 (4) Salary amount includes $72,817 and $205,648 of commissions in 1997 and 1996, respectively.
 (5) Mr. Jones assumed the position of Vice President of Marketing in April
     1998.
 (6) Mr. Barth assumed the position of Vice President, Chief Financial Officer and Secretary in November 1997.
 (7) Reflects options for 367,300 shares that were repriced in February 1998, replacing options that were granted in November 1996, March 1997 and October 1997.
 (8) Reflects options for 48,000 shares that were repriced in February 1998, replacing options that were granted in May 1997.
 (9) Reflects options for 32,500 shares that were repriced in February 1998, replacing options that were granted in April 1996, November 1996 and December 1996.
(10) Reflects options for 25,000 shares that were repriced in February 1998, replacing options that were granted in September 1996.
(11) Reflects options for 3,000 shares that were repriced in February 1998, replacing options that were granted in August 1997.

                       OPTION GRANTS IN FISCAL YEAR 1998

     The following table sets forth information regarding the grant of stock options to each of the Named Executive Officers during the fiscal year ended June 30, 1998.

                                                                                               POTENTIAL REALIZABLE
                                                 INDIVIDUAL GRANTS                               VALUE AT ASSUME
                            -----------------------------------------------------------------    ANNUAL RATES OF
                            NUMBER OF         PERCENTAGE OF                                        STOCK PRICE
                            SECURITIES       TOTAL OPTIONS                                       APPRECIATION FOR
                            UNDERLYING         GRANTED TO      EXERCISE                           OPTION TERM(1)
                             OPTIONS          EMPLOYEES IN      PRICE          EXPIRATION         --------------
          NAME               GRANTED           FISCAL 1998    PER SHARE(3)        DATE            5%          10%
------------------------  -------------        -----------    ------------     ----------     --------     --------
Augustus J. Berkeley....     151,150(2)(7)         8.5%           $4.88         2/6/2005      $299,974     $699,068
                             151,150(6)(7)         8.5%           $4.88         2/6/2005       299,974      699,068
                              23,000(2)(8)         1.3%           $4.88         2/6/2005        45,646      106,375
                              42,000(2)(9)         2.3%           $4.88         2/6/2005        83,354      194,250
James A. Barth..........      60,000(2)            3.4%           $4.39       11/17/2004       107,255      249,949
                              30,000(6)            1.7%           $4.39       11/17/2004        53,627      124,974
Ronald W. Braniff.......      48,000(5)(10)        2.7%           $4.88         2/6/2005        95,261      222,000
                               3,750(4)            0.2%           $4.44         2/5/2008        10,465       26,521
William C. Jones........       3,000(2)(11)        0.2%           $4.88         2/6/2005         5,954       13,875
                              40,000(2)            2.2%           $5.50         4/1/2005        89,562      208,718
                              17,000(6)            1.0%           $5.50         4/1/2005        38,064       88,705
Christopher A. Markle...      15,000(2)            0.8%           $4.81        10/6/2004        29,391       68,493
                              10,000(2)(12)        0.6%           $4.88         2/6/2005        19,846       46,250
                               7,500(2)(8)         0.4%           $4.88         2/6/2005        14,885       34,687
                              15,000(2)(13)        0.8%           $4.88         2/6/2005        29,769       69,375
Michael J. Satterwhite..      25,000(2)            1.4%           $4.81        10/6/2004        48,984      114,154
                              25,000(2)(14)        1.4%           $4.88         2/6/2005        49,615      115,625

 (1) This column shows the hypothetical gains or "option spreads" of the options granted based on assumed annual compound stock appreciation rates of 5% and 10% over the full seven-year term of the options. The 5% and 10% assumed rates of appreciation are mandated by the rules of the Securities and Exchange Commission and do not represent the Company's estimate or projection of future Common Stock prices. The gains shown are net of the option exercise price, but do not include deductions for taxes or other expenses associated with the exercise of the option or the sale of the underlying shares. The actual gains, if any, on the exercise of stock options will depend on the future performance of the Common Stock, the option holder's continued employment through the option period, and the date on which the options are exercised.

 (2) Options vest as of 9/48th of the option shares after nine months from the vesting commencement date and as to 1/48th of the option shares each month thereafter, with full vesting occurring on the fourth anniversary of the vesting commencement date.
 (3) Options were granted at an exercise price equal to the fair market value of the Company's Common Stock. Exercise price may be paid in cash, promissory note, by delivery of already-owned shares subject to certain conditions, or pursuant to a cashless exercise procedure under which the optionee provides irrevocable instructions to a brokerage firm to sell the purchased shares and to remit to the Company, out of the sale proceeds, an amount equal to the exercise price plus all applicable withholding taxes.
 (4) Option was granted under the 1996 Director option plan at an exercise price equal to the fair market value of the Company's Common Stock on the date of grant. Options vest as to 1/48th of the option shares each month, with full vesting occurring on the fourth anniversary of the vesting commencement date. These options expire ten years from the date of grant.
 (5) Option was granted under an agreement between Mr. Braniff and the Company, whereby Mr. Braniff was to act as Interim Chief Executive Officer until a full-time Chief Executive Officer was hired. Options vest as to 1/12th of the option shares each month, with full vesting occurring on the anniversary of the vesting commencement date. Options are also subject to certain acceleration clauses.
 (6) Options vest as to 1/84th of the option shares each month with full vesting occurring on the seventh anniversary of the vesting commencement date. According to the terms of these grants, if the average share price in effect on the grant date doubles and the increased price is sustained over a one month period, the options will accelerate their vesting by one year. Thereafter, an additional year of vesting will accelerate for every $5 of incremental value added to the Company's average stock. The stock must retain its increased value over a one month period in order for any acceleration of options to occur. The performance based option grant will carry a two year minimum vesting schedule regardless of acceleration factors.
 (7) Reflects options that were repriced in February 1998, replacing options granted in October 1997.
 (8) Reflects options that were repriced in February 1998, replacing options granted in November 1996.
 (9) Reflects options that were repriced in February 1998, replacing options granted in March 1997.
(10) Reflects options that were repriced in February 1998, replacing options granted in May 1997.
(11) Reflects options that were repriced in February 1998, replacing options granted in August 1997.
(12) Reflects options that were repriced in February 1998, replacing options granted in April 1996.
(13) Reflects options that were repriced in February 1998, replacing options granted in December 1996.
(14) Reflects options that were repriced in February 1998, replacing options granted in September 1996.

AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END VALUES

     The following table sets forth certain information regarding stock options held as of June 30, 1998 by the Named Executive Officers.


                                                                   Number of Securities         Value of Unexercised
                                                                  Underlying Unexercised      In-the-Money Options at
                                                                 Options at June 30, 1998         June 30, 1998 (2)
                           Shares Acquired        Value        ----------------------------   -----------------------
          Name               on Exercise       Realized (1)     Vested         Unvested         Vested      Unvested
------------------------   ---------------   ---------------   --------   -----------------   ---------    ----------
Augustus J. Berkeley....          -                 -           58,198          364,102         109,750       22,250
Ronald W. Braniff.......          -                 -           77,516           13,984          56,000            -
James A. Barth..........          -                 -            2,500           87,500               -            -
William C. Jones........          -                 -              405           59,595               -            -
Christopher A. Markle...          -                 -           22,262           37,238          32,600            -
Michael J. Satterwhite..          -                 -           13,543           36,457               -            -

(1) "Value Realized" represents the fair market value of the underlying securities on the exercise date minus the aggregate exercise price of such options.

(2) Calculated on the basis of fair market value of the underlying securities as of June 30, 1998 of $3.50 per share, the last trading day of fiscal year 1998, as reported by the NASDAQ National Market, minus the aggregate exercise price.

EMPLOYMENT AGREEMENTS AND CHANGE IN CONTROL ARRANGEMENTS

     Mr. Berkeley and Mr. Barth each have entered into letter agreements with the Company which provide for severance payments if they are terminated without cause. Mr. Berkeley will be entitled to severance payments equal to twelve months salary, Mr. Barth will be entitled to severance payments equal to six months salary. All of the Named Executive Officers' employment with the Company is terminable at will. In addition, each of the Named Executive Officers has entered into a change of control severance agreement which provides for acceleration of all unvested stock options and/or restricted stock held by such officer upon an involuntary termination without cause of such officer within twelve (12) months of a change of control transaction.


DIRECTOR COMPENSATION

     Members of the Company's Board of Directors that are employees of the Company do not receive compensation for their services as directors. The Company's 1996 Director Option Plan provides that options will be granted to non-employee directors of the Company pursuant to an automatic nondiscretionary grant mechanism. Upon joining the Board of Directors, each new non-employee director will automatically be granted an option to purchase 15,000 shares of Common Stock and each non-employee director will subsequently be granted an additional option to purchase 3,750 shares of Common Stock annually, each such option to be granted at the fair market value of the Common Stock on the date of grant. The initial option grant of 15,000 shares vests at a rate of 1/48th of the shares per month following the date of grant, and the subsequent option grant of 3,750 shares vests at the end of four years. In addition, the Company reimburses the reasonable travel expenses of the directors.

REPORT OF THE COMPENSATION COMMITTEE

     The following is the Report of the Compensation Committee of the Company describing the compensation policies and rationale applicable to the Company's executive officers with respect to the compensation paid to such executive officers for the fiscal year ended June 30, 1998. The information contained in the report shall not be deemed to be "soliciting material" or to be "filed" with the Securities and Exchange Commission nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates it by reference into such filing.

     General. The responsibilities of the Compensation Committee are to administer the Company's various incentive plans, including the Company's 1992 Stock Option Plan and the 1996 Employee Stock Purchase Plan, and to set compensation policies applicable to the Company's executive officers. The Committee's fundamental policy is to offer the Company's executive officers competitive compensation opportunities based upon overall Company performance, their individual contribution to the financial success of the Company and their personal performance. It is the Committee's objective to have a substantial portion of each officer's compensation contingent upon the Company's performance, as well as upon such officer's own level of performance. Accordingly, each executive officer's compensation package comprises three elements: (i) base salary, which is established primarily on the basis of individual performance and market considerations; (ii) annual variable performance awards payable in cash and tied to the Company's achievement of financial performance goals and the executive's contribution; and (iii) long-term stock-based incentive awards, which strengthen the mutuality of interests between the executive officers and the stockholders.

     Base Salary. Base salary is primarily used by the Company as a device to attract, motivate, reward and retain highly skilled executives. The Committee reviewed and approved fiscal year 1998 base salaries for the Chief Executive Officer and other executive officers at the beginning of the fiscal year or at the date of their appointment. Base salaries were established by the Committee based on an executive officer's job responsibilities, level of experience, individual performance, contribution to the business, the Company's financial performance for the past year and recommendations from management. The Committee also took into account the salaries for similar positions at comparable companies, based on each individual Committee member's industry experience. In reviewing base salaries, the Committee focused significantly on each executive officer's prior performance with the Company and expected contribution to the Company's future success. In making base salary decisions, the Committee exercised its discretion and judgment using these factors. No specific formula was applied to determine the weight of each factor.

     Annual Incentive Bonuses. Each executive officer's bonus is based on qualitative and quantitative factors. Bonuses are intended to motivate and reward executive officers by directly linking the amount of the bonus to specific Company-based performance targets. Annual incentive bonuses for executive officers are intended to reflect the Committee's belief that a portion of the compensation of each executive officer should be contingent upon the performance of the Company. To carry out this philosophy, the Board reviews and approves the financial budget for the fiscal year. The Committee then establishes target bonuses for each executive officer as a percentage of the officer's base salary. The executive officers, must successfully achieve these performance targets, which are submitted by management to the Committee for its evaluation and approval at the beginning of the fiscal year. Company-based performance goals are tied to different indicators of Company performance, such as the operating results of the Company. The Committee evaluates the completion of the Company-based performance targets and approves a performance rating relative to the goals completed. This scoring is influenced by the Committee's perception of the importance of the various corporate goals. The Committee believes that the bonus arrangement provides an excellent link between the Company's earnings performance and the incentives paid to executives.

     Stock Options. The Committee provides the Company's executive officers with long-term incentive compensation through grants of stock options under the Company's 1992 Stock Option Plan. The Committee believes that stock options provide the Company's executive officers with the opportunity to purchase and maintain an equity interest in the Company and to share in the appreciation of the value of the Company's Common Stock. The Committee believes that stock options directly motivate an executive to maximize long-term stockholder value. The options also use vesting periods that encourage key executives to continue in their employment with the Company. All options granted to executive officers to date have been granted at the fair market value of the Company's Common Stock on the date of grant. The Committee considers the grant of each option subjectively, considering factors such as the executive officer's relative position and responsibilities with the Company, the individual performance of the executive officer over the previous fiscal year, and the anticipated contribution of the executive officer to the attainment of the Company's long-term strategic performance goals. Stock options granted in prior years are also taken into consideration. The Committee views stock option grants as an important component of its long-term, performance-based compensation philosophy.

     CEO Salary. The compensation of Mr. Berkeley, President and Chief Executive Officer of the Company, consisted of base salary, an annual bonus and incentive stock options. The Board of Directors periodically reviews the CEO's base salary and bonus and revises his compensation based on the Board's overall evaluation of his performance toward the achievement of the Company's financial, strategic and other goals, with consideration given to his length of service and to comparative chief executive officer compensation information. The Compensation Committee believes that the Company's success is dependent in part upon the efforts of its Chief Executive Officer. In fiscal 1998, Mr. Berkeley earned a base salary of $276,000 as set by the Compensation Committee and earned a bonus of $70,629 which was based on performance objectives. Mr. Berkeley also received an option to purchase 367,300 shares of Common Stock of the Company (with an exercise price of 100% of market value of the Common Stock on the date of grant).

     Option Repricing Report. In February 1998, all employees who held outstanding options under the Company's stock options plans, including all executive officers, were given the opportunity to reprice outstanding stock options to the then current market price of $4.88 per share in return for changing the vesting start date of the option to a point six months after the original start date. The Company took this action to retain key employees at a time of intense competition for experienced personnel. There were no separate analyses of the impact of the repricing on the overall compensation of the executive officers or any other employees.

     The following table provides the specified information concerning all repricings of options to purchase the Company's Common stock held by any executive officer of the Company since August 15, 1996, the date of the Company's initial public offering:

                           TEN-YEAR OPTION REPRICINGS

                                             Number of                                                    Length of Original
                                            Securities   Market Price                                         Option Term
                                            Underlying   of Stock at   Exercise Price                      Remaining at Date
                                              Options      Time of       at Time of           New           of Repricing or
                                            Repriced or  Repricing or   Repricing or       Exercise            Amendment
Name and Position                  Date       Amended     Amendment      Amendment           Price             (months)
------------------------------  ----------  -----------  ------------  --------------  -----------------  -------------------
Augustus J. Berkeley..........    2/6/98(1)   23,000        $4.88          $ 8.13            $4.88                 75
    President and Chief           2/6/98(1)   42,000         4.88            8.13             4.88                 75
    Executive Officer             2/6/98(1)  151,150         4.88            5.00             4.88                 80
                                  2/6/98(1)  151,150         4.88            5.00             4.88                 80
                                  5/2/97(1)   42,000         8.13           12.13             8.13                 82
                                  5/2/97(1)   23,000         8.13            9.00             8.13                 78
Christopher A. Markle.........    2/6/98(1)   10,000         4.88            8.00             4.88                 62
    Vice President and Chief      2/6/98(1)    7,500         4.88            9.00             4.88                 69
    Technical Officer             2/6/98(1)   15,000         4.88            8.13             4.88                 75
                                  5/2/97(1)   15,000         8.13           16.25             8.13                 77
William C. Jones..............    2/6/98(1)    3,000         4.88            6.44             4.88                 79
    Vice President of
    Marketing
Michael J. Satterwhite........    2/6/98(1)   25,000         4.88            9.38             4.88                 67
    Vice President of
    Human Resources
Gloria M. Purdy (3)...........    2/6/98(1)   30,000         4.88            9.00             4.88                 69
    Former Vice President
    and  Former CFO
    D. Benedict Dulley (2)....    5/2/97(1)   12,500         8.13           12.00             8.13                 71
    Former Vice President
    and Former Director

(1) Options that were repriced in May 1997 and February 1998 were subject to a similar vesting schedule commencing six months after the original vesting commencement date.

(2) Mr. Dulley resigned his position as Vice President of the HARBOR division and as a member of the Board of Directors in December 1997. He is no longer an employee of the Company.

(3) Ms. Purdy resigned her position as Vice President, Chief Financial Officer, and Secretary in October 1997. She is no longer an employee of the Company.

Respectfully submitted by members of the Compensation Committee: Ronald W. Braniff and Andrew I. Fillat